Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of March 11, 2024 by and among Advance Auto Parts, Inc. (the “Company”), Third Point Offshore Master Fund L.P. (together with the entities and natural persons listed on Schedule A hereto, “Third Point”) and Optima Value Holdings, L.P. and Maxima Fund III, L.P. (together with the entities and natural persons listed on Schedule B hereto, “Saddle Point” and, Saddle Point together with Third Point, the “Investor Group”) (each of the Company, Third Point and Saddle Point, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, the Investor Group has a combined beneficial and economic ownership interest in or exposure to shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 4,781,557 shares, or approximately 8.04% of the Common Stock issued and outstanding on the date hereof (the “Investor Ownership”), as listed on Exhibit A hereto; and

WHEREAS, as of the date hereof, the Company and the Investor Group have determined to come to an agreement with respect to matters related to the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Appointments; Leadership Structure and Related Agreements

(a) Board Appointments

(i) Prior to the execution of this Agreement, the Board and all applicable committees of the Board have taken all necessary actions (including by increasing the size of the Board) to appoint, and the Company hereby confirms that, effective on the date hereof, each of A. Brent Windom, Thomas W. Seboldt, and Gregory L. Smith (each, a “New Director” and collectively, the “New Directors”) have been appointed as, a director of the Company. The New Directors shall stand for reelection at the 2024 annual meeting of stockholders of the Company (the “2024 Annual Meeting”) together with the Company’s other director nominees.

(ii) The Board will include each of the New Directors on the Company’s slate of directors for the 2024 Annual Meeting, and the Board will recommend, support and solicit proxies for the election of the New Directors at the 2024 Annual Meeting in the same manner as for the Company’s other director nominees at the 2024 Annual Meeting, subject in each case to the good faith exercise of the Board’s fiduciary duties after consultation with outside legal counsel.

(iii) The Board shall, subject to compliance with all applicable stock exchange rules, consider appropriate appointments for the New Directors to applicable Board committees as it would consider such appointments for other Board candidates, taking into account the composition of the Board, committee assignments and the needs and independence and eligibility requirements of the committees.

(b) Additional Agreements

(i) The Company and each member of the Investor Group agrees that it will cause its controlled Affiliates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate. As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and, with respect to any person or entity, shall include all persons or entities that at any time during the term of this Agreement become Affiliates of such person or entity. For the avoidance of doubt and for purposes of this Agreement “Affiliate(s)” shall not include non-discretionary accounts for which a member of the Investor Group may provide services and/or research but for which such member does not exercise voting and/or dispositive power with respect to investments for the benefit of such account.

(ii) Upon execution of this Agreement, each member of the Investor Group hereby agrees that it will be deemed to have withdrawn (A) the nomination notice in respect of the 2024 Annual Meeting submitted thereby, and (B) the stockholder list request submitted thereby pursuant to Section 220 of the Delaware General Corporation Law.

(iii) So long as the Company is not in material breach of this Agreement and so long as the New Directors have been nominated by the Board for re-election as directors at the 2024 Annual Meeting, each member of the Investor Group agrees that it will appear in person or by proxy at the 2024 Annual Meeting and vote all shares of Common Stock beneficially owned by the Investor Group at the 2024 Annual Meeting (A) in favor of the Company’s director nominees, (B) in favor of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2024, and (C) in favor of the Company’s proposal to amend its Restated Certificate of Incorporation to provide for exculpation of officers under Delaware law; provided, however, that in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any Company proposal presented at the 2024 Annual Meeting (other than the Company’s proposals relating to the election of directors), the Investor Group shall be permitted to vote in accordance with the ISS and Glass Lewis recommendation; provided, further, however, that if any Company director nominee is not (i) a New Director or (ii) an existing director publicly disclosed as such prior to the execution of this Agreement, the members of the Investor Group shall not be required to vote in favor of such Company director nominee. Except as expressly provided in this Section 1(b)(iii), each member of the Investor Group shall be entitled to vote its shares on any other proposal duly brought before the 2024 Annual Meeting or otherwise vote as each member of the Investor Group determines in its sole discretion.

(iv) Prior to the date of this Agreement, the New Directors have each submitted to the Company (A) a fully completed copy of the Company’s director & officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members and (B) the written representation and agreement required pursuant to Section 2.05 of the Company’s Amended and Restated Bylaws, effective as of August 8, 2023 (the “Bylaws”).

(v) For so long as the Investor Group beneficially owns a “net long position” of, or has aggregate net long economic exposure to, at least 50% of their “net long position” as of the date hereof as set forth on Exhibit A hereto (the “Minimum Threshold”), the Company agrees that, until expiration of the Standstill Period, it shall (A) provide the Investor Group, collectively, the opportunity to meet with the Board for no less than 60 minutes once in the next twelve-month period and (B) provide the Investor Group the opportunity to meet with the Chief Executive Officer of the Company and the Chief Financial Officer of the Company via video conference for no less than 30 minutes promptly following each quarterly earnings announcement made by the Company to enable the Investor Group to provide its thoughts and views with respect to Company performance, strategy and other matters that the Investor Group or any member thereof determines to be relevant.

(vi) The Investor Group will notify the Company as soon as practicable when the Investor Group no longer in the aggregate beneficially owns or has aggregate net long economic exposure to the Minimum Threshold.

(c) Replacements. If any New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the expiration of the Standstill Period, and at such time the Investor Group satisfies the Minimum Threshold, the Company and the Investor Group shall cooperate to identify and mutually agree upon a substitute for such New Director who is “independent” pursuant to the rules of the New York Stock Exchange and satisfies the Board membership criteria set forth in the Company’s Corporate Governance Guidelines (a “Replacement New Director”), and the Board shall take such actions as are necessary, subject to the good faith exercise of its fiduciary duties after consultation with outside legal counsel, to appoint the Replacement New Director to serve as a director of the Company for the remainder of such New Director’s term. Effective upon the appointment of the Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement from and after such appointment. The Investor Group’s right to participate in the selection of a Replacement New Director, and the Company and the Board’s obligations under this paragraph 1(c), shall terminate prior to the expiration of the Standstill Period if any member of the Investor Group breaches in any material respect any of the terms of this Agreement upon five (5) business days’ written notice by the Company to the Investor Group if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

2. Standstill Provisions

(a) Each member of the Investor Group agrees that, from the date of this Agreement until the date that is the earlier to occur of (i) thirty (30) days prior to the deadline for the submission of stockholder nominations for the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) pursuant to the Bylaws, and (ii) one hundred fifty (150) days prior to the one year anniversary of the date of the 2024 Annual Meeting (the “Standstill Period”), neither it nor any of its controlled Affiliates will, and it will cause each of its controlled Affiliates not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than solely with other members of the Investor Group or Affiliates thereof or other clients or accounts managed or advised by any member of the Investor Group or their Affiliates, including non-discretionary accounts for which a member of the Investor Group may provide services and/or research but for which such member does not exercise voting and/or dispositive power with respect to investments for the benefit of such account);

(iii) acquire, or offer or agree to acquire, by purchase or otherwise, of record or beneficial ownership of any shares of Common Stock and any other securities convertible into, or exercisable or exchangeable for, shares of Common Stock, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to the Common Stock, in each case, if such acquisition, offer, agreement or transaction would result in the Investor Group (together with its controlled Affiliates) collectively, having beneficial ownership or economic exposure of more than 15.0% of the Company’s Common Stock outstanding at such time (excluding any increase to such beneficial ownership or economic exposure arising from the repurchase or other acquisition of any shares of Common Stock by the Company or a subsidiary thereof);

(iv) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement (other than customary brokerage accounts, margin accounts, prime brokerage accounts and the like) with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of the Investor Group or their Affiliates and granting proxies in solicitations approved by the Board;

(v) seek, or knowingly encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company;

(vi) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving any member of the Investor Group and the Company, (C) affirmatively and knowingly solicit a third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company (an “Extraordinary Transaction”), it being understood that the foregoing shall not restrict the Investor Group or their controlled Affiliates from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company or (D) call or seek to call a special meeting of stockholders;

(vii) knowingly encourage or advise a third party or knowingly assist a third party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any shares of Common Stock or (B) conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);

(viii) seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(ix) make any request for stockholder lists or other books and records of the Company or any of its subsidiaries under any statutory or regulatory provisions providing for shareholder access to books and records of the Company or its Affiliates;

(x) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that derives any significant part of its value from a decline in the market price or value of any of the securities of the Company and would, in the aggregate, result in the Investor Group ceasing to have a “net long position” in the Company;

(xi) except as required by law, fiduciary duties or in connection with any compliance, governmental or regulatory legal process, institute, solicit or join as a party any litigation, arbitration or other proceeding against the Company or any of its subsidiaries or any of its or their respective current or former directors or officers in their capacities as such (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent the Investor Group or their controlled Affiliates from (A) bringing litigation against the Company or any of its subsidiaries or any of its or their respective current or former directors or officers to enforce any provision of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or any of its subsidiaries or any of its or their respective current or former directors or officers against the Investor Group or any Affiliate thereof, (C) exercising statutory appraisal rights, (D) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (E) responding to or complying with validly issued legal process; or

(xii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, the restrictions in this Section 2(a) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company upon five (5) business days’ written notice by any member of the Investor Group to the Company if such breach has not been cured within such notice period; (B) the Company’s entry during the Standstill Period into (x) a definitive agreement with respect to any Extraordinary Transaction that requires or contemplates the approval by the stockholders of the Company of such Extraordinary Transaction or any component thereof, or (y) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more third parties at least 9.9% of the Common Stock (including on an as-converted basis) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) (provided that securities issued as consideration for the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (y)); and (C) the commencement of any tender or exchange offer by any person or group which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Common Stock, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer).

Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement (including but not limited to the restrictions in this Section 2(a)) will prohibit or restrict any member of the Investor Group or any of their controlled Affiliates from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or any third party, (B) complying with any law, fiduciary duty, subpoena or other legal process or responding to a request for information from any governmental authority or arbitration tribunal with jurisdiction over such person from whom information is sought, (C) interacting with and making disclosures or communications to the investors in any funds, vehicles, other clients or accounts managed or advised by any member of the Investor Group or any Affiliate thereof, (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company, (E) exercising any rights under or expressly permitted by this Agreement or (F) privately communicating with the Board or the Company’s senior executives, or members of the investor relations team (including through participation in investor meetings and/or conferences), regarding any matter.

3. Representations and Warranties of the Company

The Company represents and warrants to the Investor Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.

4. Representations and Warranties of the Investor Group

Each member of the Investor Group represents and warrants to the Company that (a) the authorized signatory of such member of the Investor Group set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member of the Investor Group thereto, (b) this Agreement has been duly authorized, executed and delivered by such member of the Investor Group, and is a valid and binding obligation of such member of the Investor Group, enforceable against such member of the Investor Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such member of the Investor Group as currently in effect, (d) the execution, delivery and performance of this Agreement by such member of the Investor Group does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such member of the Investor Group, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date hereof, such member of the Investor Group and its controlled Affiliates, beneficially or economically own, or have economic exposure to, directly or indirectly, such number of shares of Common Stock as indicated opposite its name on Exhibit A attached hereto and such shares of Common Stock constitute all of the Common Stock beneficially or economically owned by such member of the Investor Group or any controlled Affiliate thereof or in which such member of the Investor Group or any controlled Affiliate thereof has any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise, or (f) as of the date hereof, such member of the Investor Group does not have, and does not have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) that have not already been disclosed to the Company in the Investor Group’s Nomination Notice of January 24, 2024 or pursuant to this Agreement.

5. Press Release

No later than 8:00 a.m., Eastern Standard Time, on March 12, 2024, the Company shall issue the press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Substantially concurrently with the issuance of the Press Release (and not later than 9:30 a.m. Eastern Time on March 12, 2024), the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide each member of the Investor Group with a copy of such Form 8-K prior to its filing with the SEC and shall consider in good faith any timely comments of the Investor Group thereon. Prior to the issuance of the Press Release and subject to the terms of this Agreement or if otherwise required by law or legal process, neither the Company (including the Board and any committee thereof) nor any member of the Investor Group shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Parties.

6. Specific Performance

Each member of the Investor Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each member of the Investor Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7. Expenses

No later than three (3) business days following the date hereof, the Company shall reimburse the Investor Group for its reasonable, documented out-of-pocket fees and expenses incurred in connection with the matters related to the 2024 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $600,000 in the aggregate.

8. Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9. Notices

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Advance Auto Parts, Inc.

4200 Six Forks Road

Raleigh, NC 27609

Attention: Tammy Finley

   Executive Vice President, General Counsel & Corporate Secretary

Email: tfinley@advance-auto.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 Thirteenth St. NW

Washington, D.C. 20004

Attention: John Beckman

Email: john.beckman@hoganlovells.com

If to Third Point or any member thereof:

Third Point LLC

55 Hudson Yards

New York, NY 10001

Attention: Joshua L. Targoff and Robin Brem

Email: legal@thirdpoint.com

If to Saddle Point or any member thereof:

Saddle Point Management, L.P.

1325 Avenue of the Americas, STE 2103

New York, New York 10019

Attention: Roy Katzovicz

Email: rjk@saddlept.com

with a copy in both cases (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Russell Leaf, Jared Fertman and Amanda Burke

Email: RLeaf@willkie.com, jfertman@willkie.com, and aburke@willkie.com

10. Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11. Counterparts

This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery).

12. Mutual Non-Disparagement

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors (in each case acting on behalf of such Party) shall have breached this section, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, in each case acting on behalf of such Party, shall in any way publicly disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, agents, attorneys or representatives, in each case in their capacities as such, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party or their businesses, products or services or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. Notwithstanding anything set forth in this Section 12 to the contrary, this Section 12 shall not (a) limit or restrict the ability of any person or entity to make truthful statements or comply with any subpoena or other legal process or respond to a request for information from any governmental authority or arbitration tribunal with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder, (b) limit or restrict the Investor Group or any Affiliate thereof from interacting with or making disclosures or communications to the investors in any funds, vehicles or accounts managed by or other clients of any member of the Investor Group or any Affiliate thereof, or (c) apply to any private communications among the members of the Investor Group and their respective representatives and advisors, on the one hand, and among the Company and its controlled affiliates and their respective representatives and advisors, on the other hand.

13. Securities Laws

Each member of the Investor Group acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Without limiting the foregoing, the Company acknowledges that it has not provided any material non-public information to any member of the Investor Group.

14. No Joint Liability

Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, except among Third Point collectively as a party to this Agreement and among Saddle Point collectively as a party to this Agreement, and neither Third Point nor Saddle Point will be liable for any breach, default, liability or other obligation of such other party.

15. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and each member of the Investor Group. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Investor Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Investor Group. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

16. Slate Notice. The Company agrees that, no later than the last day of the Standstill Period, it shall inform the Investor Group in writing whether each New Director is expected be included on the Company’s slate of nominees for the 2025 Annual Meeting, provided that, if the Company informs the Investor Group that a New Director is expected be on such slate but thereafter determines not to include such New Director on such slate, the Company shall inform the Investor Group thereof in writing and the Company shall thereafter take such action (including extending the director nomination deadline) to ensure that the Investor Group has at least thirty (30) days from the date that the Company informs the Investor Group in writing that a New Director shall not be on such slate to submit director nominations for such annual meeting in accordance with the bylaws of the Company, and the Company shall not hold any such annual meeting for at least seventy-five (75) days from the date that the Company so informs the Investor Group thereof.

17. Interpretation and Construction. The Company and the Investor Group each acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and the Investor Group, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

By:	/s/ Tammy Moss Finley
Name: Tammy Moss Finley
Title: Executive Vice President, General Counsel and Corporate Secretary

THIRD POINT LLC

By:	/s/ Joshua L. Targoff
Name: Joshua L. Targoff
Title: Partner, Chief Operating Officer and Chief Legal Officer

THIRD POINT PARTNERS QUALIFIED L.P.

By: Third Point LLC, its investment manager

By:	/s/ Joshua L. Targoff
Name: Joshua L. Targoff
Title: Partner, Chief Operating Officer and Chief Legal Officer

THIRD POINT PARTNERS L.P.

By: Third Point LLC, its investment manager

By:	/s/ Joshua L. Targoff
Name: Joshua L. Targoff
Title: Partner, Chief Operating Officer and Chief Legal Officer

THIRD POINT OFFSHORE MASTER FUND L.P.

By: Third Point LLC, its investment manager

By:	/s/ Joshua L. Targoff
Name: Joshua L. Targoff
Title: Partner, Chief Operating Officer and Chief Legal Officer

THIRD POINT ULTRA MASTER FUND L.P.

By: Third Point LLC, its investment manager

By:	/s/ Joshua L. Targoff
Name: Joshua L. Targoff
Title: Partner, Chief Operating Officer and Chief Legal Officer

THIRD POINT ADVISORS LLC

By: Third Point LLC, its investment manager

By:	/s/ Joshua L. Targoff
Name: Joshua L. Targoff
Title: Partner, Chief Operating Officer and Chief Legal Officer

THIRD POINT ADVISORS II LLC

By: Third Point LLC, its investment manager

By:	/s/ Joshua L. Targoff
Name: Joshua L. Targoff
Title: Partner, Chief Operating Officer and Chief Legal Officer

SADDLE POINT MANAGEMENT, L.P.

By:	/s/ Roy Katzovicz
Name: Roy Katzovicz
Title: Chief Executive Officer

SADDLE POINT MANAGEMENT GP, LLC

By: Saddle Point Management, L.P., its investment manager

By:	/s/ Roy Katzovicz
Name: Roy Katzovicz
Title: Chief Executive Officer

OPTIMA VALUE HOLDINGS, L.P. – DIVERSIFIED

By: Saddle Point Management, L.P., its investment manager

By:	/s/ Roy Katzovicz
Name: Roy Katzovicz
Title: Chief Executive Officer

MAXIMA FUND III, L.P.

By: Saddle Point Management, L.P., its investment manager

By:	/s/ Roy Katzovicz
Name: Roy Katzovicz
Title: Chief Executive Officer

OPTIMA VALUE GP, LLC

By: Saddle Point Management, L.P., its investment manager

By:	/s/ Roy Katzovicz
Name: Roy Katzovicz
Title: Chief Executive Officer

MAXIMA FUND III GP, LLC

By: Saddle Point Management, L.P., its investment manager

By:	/s/ Roy Katzovicz
Name: Roy Katzovicz
Title: Chief Executive Officer

SCHEDULE A

Third Point LLC

Third Point Partners Qualified L.P.

Third Point Partners L.P.

Third Point Offshore Master Fund L.P.

Third Point Ultra Master Fund L.P.

Third Point Advisors LLC

Third Point Advisors II LLC

A-1

SCHEDULE B

Saddle Point Management, L.P.

Saddle Point Management GP, LLC

Optima Value Holdings, L.P. – Diversified

Maxima Fund III, L.P.

Optima Value GP, LLC

Maxima Fund III GP, LLC

B-1

EXHIBIT A

Investor Group Ownership of Common Stock

EXHIBIT B

PRESS RELEASE